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INDEPENDENT AUDITORS' CONSENT

The Lubrizol Corporation:


We consent to the incorporation by reference in Registration Statement No. 33-2842 of The Lubrizol Corporation on Form S-8 of our report dated September 9, 1994, appearing in this Annual Report on Form 11-K of The Lubrizol Corporation Employees' Stock Purchase and Savings Plan for the years ended March 31, 1994, 1993 and 1992.



/S/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Cleveland, Ohio
September 23, 1994